Exhibit 10.1

EXECUTION VERSION

$1,000,000,000

CREDIT AGREEMENT

among

GARTNER, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 26, 2024

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

TD SECURITIES (USA) LLC,

BNP PARIBAS SECURITIES CORP.,

CITIZENS BANK, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST SECURITIES, INC.,

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO BANK, N.A.,

as Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIBANK, N.A., and

TD SECURITIES (USA) LLC,

as Joint Bookrunners,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

TD SECURITIES (USA) LLC,

BNP PARIBAS SECURITIES CORP.,

CITIZENS BANK, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST BANK,

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

and

CAPITAL ONE, NATIONAL ASSOCIATION and

M&T BANK

as Co-Documentation Agents

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4.5	No Legal Bar	54
4.6	Litigation	54
4.7	No Default	54
4.8	Intellectual Property	54
4.9	Taxes	54
4.10	Federal Regulations	54
4.11	Labor Matters	55
4.12	ERISA	55
4.13	Investment Company Act	55
4.14	Use of Proceeds	55
4.15	Accuracy of Information, etc.	55
4.16	Anti-Corruption Laws and Sanctions	55
4.17	EEA Financial Institutions	56

SECTION 5.	CONDITIONS PRECEDENT	56

5.1	Conditions to Initial Extension of Credit	56
5.2	Conditions to Each Extension of Credit	57

SECTION 6.	AFFIRMATIVE COVENANTS	57

6.1	Financial Statements	58
6.2	Certificates; Other Information	58
6.3	Payment of Obligations	59
6.4	Maintenance of Existence; Compliance	59
6.5	Inspection of Property; Books and Records; Discussions	59
6.6	Notices	59
6.7	Subsidiary Guarantee	60

SECTION 7.	NEGATIVE COVENANTS	60

7.1	Financial Condition Covenant	61
7.2	Indebtedness	61
7.3	Liens	63
7.4	Fundamental Changes	65
7.5	Sales and Leasebacks	66
7.6	Use of Proceeds	66

SECTION 8.	EVENTS OF DEFAULT	66

8.1	Events of Default	66

SECTION 9.	THE AGENTS	68

9.1	Appointment	68
9.2	Delegation of Duties	69
9.3	Exculpatory Provisions	69
9.4	Reliance by Administrative Agent	69
9.5	Notice of Default	69
9.6	Non-Reliance on Agents and Other Lenders	70
9.7	Lender Reimbursement	70

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9.8	Agent in Its Individual Capacity	70
9.9	Successor Administrative Agent	71
9.10	Co-Syndication Agents and Co-Documentation Agents	71
9.11	Certain ERISA Matters	71
9.12	Erroneous Payments	72
9.13	Borrower Communications	73

SECTION 10.	MISCELLANEOUS	74

10.1	Amendments and Waivers	74
10.2	Notices	75
10.3	No Waiver; Cumulative Remedies	77
10.4	Survival of Representations and Warranties	77
10.5	Payment of Expenses and Taxes; Limitation of Liability; Indemnity	77
10.6	Successors and Assigns; Participations and Assignments	79
10.7	Adjustments; Set-off	82
10.8	Counterparts	83
10.9	Severability	84
10.10	Integration	84
10.11	GOVERNING LAW	84
10.12	Submission To Jurisdiction; Waivers	84
10.13	Acknowledgements	85
10.14	[Reserved.]	85
10.15	Confidentiality	85
10.16	WAIVERS OF JURY TRIAL	86
10.17	USA PATRIOT Act	86
10.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	86
10.19	Acknowledgement Regarding Any Supported QFCs	87

-iii-

SCHEDULES:

1.1A	Commitments
4.6	Litigation
7.2(d)	Existing Indebtedness
7.3(a)	Existing Liens

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D	Form of Exemption Certificate
E	Form of Increasing Lender Supplement
F	Form of Augmenting Lender Supplement

-iv-

CREDIT AGREEMENT (this “Agreement”), dated as of March 26, 2024, among GARTNER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”), the Issuing Lenders (as defined herein) from time to time party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.0% and (c) the Adjusted Term SOFR for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.10(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing clause (c) would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition Step-Up Period”: a period of five fiscal quarters commencing with the fiscal quarter in which the threshold for a Designated Acquisition has been met in accordance with the definition thereof and ending on the last day of the fifth fiscal quarter ending after the date on which the threshold for a Designated Acquisition is met.

“Act”: as defined in Section 10.17.

“Adjusted Daily Simple SOFR”: with respect to any RFR Loan, an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Adjusted Term SOFR”: with respect to any Term Benchmark Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Term SOFR Rate for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Adjustment Date”: as defined in the definition of “Applicable Margin.”

“Administrative Agent”: JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Capital Stock, by contract or otherwise.

“Agent-Related Person”: as defined in Section 9.7.

“Agents”: the collective reference to the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time; provided that, in the case of Section 2.17, when a Defaulting Lender shall exist, “Aggregate Exposure Percentage” shall mean the percentage of the Aggregate Exposure of all Lenders (disregarding any Defaulting Lender’s Aggregate Exposure) represented by such Lender’s Aggregate Exposure. If the Commitments have terminated or expired, the Aggregate Exposure Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Agreement”: as defined in the preamble hereto.

“Ancillary Document”: has the meaning assigned to it in Section 10.8(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), and the UK Bribery Act 2010.

“Applicable Margin”: the lower of:

(a) a percentage determined in accordance with the Consolidated Leverage Ratio, as set forth in the grid below:

Level	Consolidated Leverage Ratio	Commitment Fee Rate	Applicable Margin for ABR Loans	Applicable Margin for Term Benchmark Loans and RFR Loans
I	>3.50 to 1.00	0.25%	0.75%	1.75%
II	>2.50 to 1.00	0.20%	0.50%	1.50%

Level	Consolidated Leverage Ratio	Commitment Fee Rate	Applicable Margin for ABR Loans	Applicable Margin for Term Benchmark Loans and RFR Loans
III	>1.50 to 1.00	0.175%	0.375%	1.375%
IV	>0.75 to 1.00	0.15%	0.25%	1.25%
V	≤0.75 to 1.00	0.125%	0.125%	1.125%

Changes in the Applicable Margin and the Commitment Fee Rate in the pricing grid above resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest Applicable Margin and Commitment Fee Rate shall apply. Each determination of the Consolidated Leverage Ratio pursuant hereto shall be made in a manner consistent with the determination thereof pursuant to Section 7.1 (for the avoidance of doubt, after giving effect to the first proviso of the definition of “Consolidated Total Debt”). In the event that any financial statement or certification delivered pursuant to Section 6.2(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto; and

(b) a percentage determined in accordance the ratings by Moody’s, S&P and Fitch, applicable on such date to the Index Debt, as set forth in the grid below:

Category	Index Debt	Commitment Fee Rate	Applicable Margin for ABR Loans	Applicable Margin for Term Benchmark Loans and RFR Loans
1	≤ BB/Ba2/BB	0.25%	0.75%	1.75%
2	BB+/Ba1/BB+	0.20%	0.50%	1.50%
3	BBB-/Baa3/BBB-	0.175%	0.375%	1.375%
4	BBB/Baa2/BBB	0.150%	0.250%	1.25%
5	≥ BBB+/Baa1/BBB+	0.125%	0.125%	1.125%

For purposes of the foregoing, (i) if the ratings established by two or more rating agencies for the Index Debt shall fall within the same Category, the Applicable Margin and Commitment Fee Rate shall be determined by reference to such Category; (ii) if none of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 1; (iii) if only one rating agency shall have in effect a rating for the Index Debt, the Applicable Margin and Commitment Fee Rate shall be determined by reference to the Category in which such rating falls; (iv) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall each fall within different Categories from each other, the Applicable Margin and Commitment Fee Rate shall be based on the middle of the three ratings; (v) if only two of S&P, Moody’s and Fitch shall have in effect a rating for the Index Debt and such ratings shall fall within different Categories, the Applicable Margin and Commitment Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin and Commitment Fee Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (vi) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Notwithstanding anything herein to the contrary, from the Closing Date through the first two full fiscal quarters of the Borrower completed after the Closing Date, the Applicable Margin shall be calculated based on Level IV described on the grid set forth in clause (a).

“Applicable Parties”: as defined in Section 9.13.

“Applicable Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Applicable Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis. Notwithstanding the foregoing, when a Defaulting Lender shall exist, (i) in the case of Section 2.17, the Lenders’ Applicable Percentages shall be determined without regard to any Defaulting Lender’s Commitment and (ii) in the case of the defined term “Extensions of Credit” (other than as used in Section 2.17(c)) and Section 2.1(a), the Lenders’ Applicable Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.17(c).

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Bank”: as defined in the definition of “Cash Equivalents.”

“Approved Borrower Portal”: as defined in Section 9.13.

“Approved Fund”: as defined in Section 10.6.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Augmenting Lender”: as defined in Section 2.1(b).

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.10(e).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(b).

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefitted Lender”: as defined in Section 10.7.

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Communications”: collectively, any notice of borrowing, conversion or continuation request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowing”: Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, and (b) in relation to Loans referencing the Adjusted Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR or any other dealings of such Loans referencing the Adjusted Term SOFR.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP (as in effect on the Closing Date) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (as in effect on the Closing Date). Any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital or finance lease) for purposes of this Agreement, regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a capital or finance lease.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, eurodollar certificates or overnight bank deposits of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, (ii) any U.S. branch or agency of a non-U.S. commercial bank of internationally recognized standing, having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating is at least A-2 or the equivalent thereof from Standard & Poor’s Rating Services (“S&P”) or at least P-2 or the equivalent thereof from Moody’s Investment Service, Inc. (“Moody’s”) (any such bank being an “Approved Bank”), in each case with maturities of not more than three hundred sixty-four (364) days from the date of acquisition; (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by any Affiliate or Subsidiary thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issues generally, and maturing within six months of the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender (or any Affiliate or Subsidiary thereof) or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated A by S&P and A-1 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) other short-term investments utilized by the Borrower’s Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Closing Date”: March 26, 2024.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agent”: each of Capital One, National Association and M&T Bank or any of their respective affiliates, in each case in its capacity as co-documentation agents.

“Co-Syndication Agent”: each of Bank of America, N.A., Citibank, N.A., TD Securities (USA) LLC, BNP Paribas Securities Corp., Citizens Bank, N.A., HSBC Bank USA, National Association, PNC Bank, National Association, Truist Bank, U.S. Bank National Association and Wells Fargo Bank, N.A. and or any of their respective affiliates, in each case in its capacity as co-syndication agents.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. As of the Closing Date, the amount of the Total Commitments is $1,000,000,000.

“Commitment Fee Rate”: at any date, the rate set forth under the heading “Commitment Fee Rate” in the definition of “Applicable Margin.”

“Commitment Increase”: as defined in Section 2.1(b).

“Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: a trade or business, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Compounded SOFR”: the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Administrative Agent determines in good faith that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent, in consultation with the Borrower, determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides reasonably and in good faith that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consenting Lender”: as defined in Section 2.18(b).

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a) income tax expense;

(b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, prepayment penalties, agency fees under debt facilities, amortization or expensing of deferred financing fees, amendment and consent fees, discounts and other fees and charges associated with Indebtedness (including the Loans);

(c) depreciation, accretion and amortization expense;

(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs;

(e) any extraordinary, unusual, infrequent or non-recurring, expenses, charges or losses;

(f) any non-cash (i) compensation charges or other expenses or charges arising from or in connection with the grant or issuance of stock, stock options, other equity-based awards, stock appreciation or restricted stock units or similar rights to the directors, officers and employees of the Borrower and its Subsidiaries, (ii) loss on investments excluding marketable securities, (iii) write-offs or write-downs not included in depreciation and (iv) write-offs or write-downs on impairment of any goodwill or intangible assets;

(g) costs, expenses or charges (including advisory, legal and professional fees) related to any acquisitions, investments, dispositions and debt issuances or equity financings, repayment of debt, recapitalization or incurrence, amendment, waiver, modification or refinancing of any Indebtedness (whether or not consummated), including (i) such fees, expenses or charges related to the offering of the debt securities, incurrence of the Loans or any other debt instruments, (ii) any amendment or modification of the debt securities, this Agreement or any other debt instrument, (iii) any costs, expenses or charges relating to the refinancing transactions and (iv) any restructuring and integration expenses, including relating to employee severance or facilities consolidation;

(h) any charges, expenses or other impacts attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);

(i) non-cash expenses and losses (including any premiums paid) relating to hedging activities or derivative instruments (including any early repurchase, extinguishment or conversion thereof);

(j) charges taken related to stock repurchases;

(k) cost savings, business optimization expenses, operating expense reductions and synergies related to any Specified Transaction, restructurings, cost savings initiatives and other initiatives and/or actions (together, “Operating Expense Initiatives”) calculated on a Pro Forma Basis; provided that any such amounts that would not be of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X shall not exceed 25.0% of Consolidated EBITDA for any fiscal year (determined after giving effect to all items added to and subtracted from Consolidated EBITDA pursuant hereto and calculated on a Pro Forma Basis); provided, further, that any such Operating Expense Initiatives (i) are reasonably identifiable, factually supportable and reasonably anticipated to result from the actions taken or expected to be taken, and (ii) any such Operating Expense Initiatives are taken or initiated, or expected to be taken or initiated on or prior to the date that is 24 months after the end of the relevant period;

(l) (i) all gains, expenses, losses or charges as a result of, or in connection with, sales, dispositions or abandonments of assets outside the ordinary course of business (including asset retirement costs) and (ii) expenses, losses or charges from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued assets, properties and operations (other than, at the option of the Borrower assets or properties or operations pending the divestiture or termination thereof);

(m) earn-out obligations or other purchase price adjustments or holdbacks based on items included in Consolidated Net Income and incurred in connection with any acquisition or other investment paid or accrued and any related expenses so long as such obligations, adjustments or holdbacks are limited in duration;

(n) any net unrealized foreign currency losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(o) any losses on disposal of discontinued operations of the Borrower and its Subsidiaries allocable to non-controlling interests in unconsolidated Persons or to investments in Subsidiaries to the extent of the aggregate investment of the Borrower or any of its Subsidiaries in such Person;

(p) any modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and post-retirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans;

(q) any other non-cash expenses, losses or charges (including write-downs for the effects of fair value adjustments to property and equipment and leasehold improvements, goodwill,

intangible assets, deferred revenue and debt line items in the Borrower’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to any consummated acquisition and the amortization or write-off or removal of revenue otherwise recognizable of any amounts thereof);

minus, without duplication,

(a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary non-cash or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period) in the ordinary course of business and (ii) any other non-cash income (other than accruals of revenue by the Borrower and its Subsidiaries in the ordinary course of business); and

(b) any cash payments made during such period in respect of items described in clause (q) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or, other than an existing Subsidiary, is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or another Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) any net after-tax gain (or loss) realized upon the sale or other disposition of any assets of the Borrower or any of its Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business, (e) any net after-tax gain (loss) attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments, (f) any unrealized foreign currency gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and (g) any income or loss from discontinued operations; provided that Consolidated Net Income attributable to any Subsidiary or line of business that is or becomes accounted for as a discontinued operation because it is being held for sale shall not be excluded from Consolidated Net Income (it being understood that upon the consummation of the actual sale of such Subsidiary or line of business, the results thereof shall be excluded from Consolidated Net Income as if such sale occurred at the beginning of the applicable period); provided, further, however, that Consolidated Net Income for any period shall be determined after excluding the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) of any line item in the Borrower’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

“Consolidated Total Assets”: as of any date, the amount of total assets of the Borrower and its Subsidiaries on a consolidated basis as set forth on the consolidated statement of financial position of the Borrower as of the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.1(b), determined on a Pro Forma Basis.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type set out in clauses (a), (c), (e) and (f) of the definition of “Indebtedness” at such date, determined on a consolidated basis in accordance with GAAP; provided that the amount of Consolidated Total Debt shall be reduced by the amount of domestic Unrestricted Cash of the Borrower and each other Group Member, up to a total amount not to exceed $500,000,000.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.19.

“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time or both has been satisfied.

“Default Right”: as defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Designated Acquisition”: one or more transactions or series of transactions consummated within a period of six consecutive months, (i) with a total aggregate purchase price of not less than $200,000,000, and (ii) which involve the acquisition by the Borrower or any of its Subsidiaries of any portion of the assets of a Person or line of business of such Person or any equity interests of a Person.

“Designated Foreign Currencies”: Australian dollars, Canadian dollars, Euros, Hong Kong dollars, New Zealand dollars, Singapore dollars, Sterling, Swiss francs, Indian rupees, Korean won, Mexican pesos, Japanese yen and other currencies to be agreed upon by the Issuing Lenders.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institutions”: (i) competitors of the Borrower and its Subsidiaries specified to the Administrative Agent by the Borrower in writing prior to the Closing Date and otherwise specified in writing to the Administrative Agent from time to time and provided to the Lenders (it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facility); (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Administrative Agent by the Borrower in writing on or prior to the Closing Date and provided to the Lenders; and (iii) in the case of each of clauses (i) and (ii) above, any of their known Affiliates that are clearly identifiable as such on the basis of such Affiliates’ names or that are identified in writing by the Borrower to the Administrative Agent and provided to the Lenders from time to time (in each case other than any Affiliate that is a bona fide diversified debt fund) it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facility, provided that once designated, any such party shall not be entitled to acquire any additional assignments or participation interests in the Facility. Any updates to the list by the Borrower shall not be effective until one Business Day after notice is provided to the Administrative Agent. The list of Disqualified Institutions and any changes, modifications or updates thereto shall be provided by the Borrower to the Administrative Agent and to the email address: JPMDQ_Contact@jpmorgan.com (or as otherwise notified by the Administrative Agent to the Borrower from time to time) and failure to provide the list or any updates thereto to the specified email address shall result in notification being deemed not to be effective.

“Dollar,” “Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Equivalent”: with respect to any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such amount calculated on the basis of the Spot Rate of Exchange.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time or both has been satisfied.

“Exchange Act”: as defined in Section 8.1(i).

“Excluded Swap Obligation”: any Swap Obligation if, and to the extent that, all or a portion of the guarantee of the Borrower of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support or other agreement for the benefit of the Borrower of the Borrower’s obligations in respect of Swap Obligations), at the time the guarantee of or grant of such security interest by the Borrower becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement”: the amended and restated credit agreement dated as of September 28, 2020, amended by that certain amendment, dated as of May 19, 2023, among the Borrower,

the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and the other agents party thereto, as amended.

“Existing Lender”: any Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement on the Closing Date immediately prior to closing of this Agreement.

“Existing Letter of Credit”: Letters of Credit (as defined in the Existing Credit Agreement) existing on the Closing Date immediately prior to closing of this Agreement.

“Extension Date”: as defined in Section 2.18(b).

“Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender’s Applicable Percentage of the L/C Obligations then outstanding.

“Facility”: the Commitments and the extensions of credit made thereunder.

“FATCA”: (a) Sections 1471 to 1474 of the Code or any associated regulations; (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the U.S. IRS, the United States government or the government or tax authority of any other jurisdiction.

“Federal Funds Effective Rate”: the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”: (a) the fifteenth Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Fitch”: means Fitch Ratings Inc.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR and Adjusted Daily Simple SOFR shall be zero.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by (x) the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or (y) the adoption by the Borrower of International Financial Reporting Standards.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its respective Subsidiaries.

“Guarantee Obligations”: as to any Person (the “guaranteeing person”), any obligation (other than, with respect to any guaranteeing person, any Excluded Swap Obligations of such guaranteeing person), including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligations of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligations are made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligations, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligations shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Increased Amount”: any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower and the accretion of original issue discount or liquidation preference.

“Increasing Lender”: as defined in Section 2.1(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price or deferred consideration or similar arrangements in respect of property or services (other than (i) trade payables and other similar liabilities incurred in the ordinary course of such Person’s business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, except that, for the purposes of the definition of “Consolidated Total Debt” only, obligations in respect of letters of credit or bankers’ acceptances issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit or bankers’ acceptance is drawn, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements. For the avoidance of doubt, neither deferred compensation nor any pension obligations or liabilities shall be deemed to constitute “Indebtedness.” The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5(d).

“Indemnitee”: as defined in Section 10.5(d).

“Index Debt”: senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or entity that does not guarantee the Obligations or is not subject to any other credit enhancement that has not been provided in respect of the Obligations.

“Information”: as defined in Section 10.15.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is Insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, domain names, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan,

(b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any RFR Loan (solely to the extent applicable following the implementation of a Benchmark Replacement pursuant to Section 2.10), each date that is on the numerically corresponding day in each calendar month that is one-month after the Borrowing of such Loan (or if there is no such numerically corresponding day in such month, then the last day of such month) and the applicable Termination Date and (e) as to any Loan (other than any ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Term Benchmark Borrowing, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; provided that, for the purposes of the initial Interest Period only, all necessary calculations related thereto shall be determined as if the Borrower had selected a one-month Interest Period; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, on the date that is three U.S. Government Securities Business Days prior to the last day of the then-current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under the Facility that would extend beyond the Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Term Benchmark Loan during an Interest Period for such Loan; and

(v) no tenor that has been removed from this definition pursuant to Section 2.10(e) shall be available for specification in such borrowing request or interest election request.

“IRS”: as defined in Section 2.13(d).

“Issuing Lender”: each of (a) JPMorgan Chase Bank, (b) Bank of America, N.A., (c) Citibank, N.A and (d) TD Bank, N.A. or any of their respective affiliates, in each case in its capacity as an issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Bookrunners”: each of JPMorgan Chase Bank, BofA Securities, Inc., TD Securities (USA) LLC, Citibank, N.A. or any of their respective affiliates, in each case in its capacity as joint bookrunners.

“Joint Lead Arrangers”: each of JPMorgan Chase Bank, BofA Securities, Inc., Citibank, N.A., TD Securities (USA) LLC, BNP Paribas Securities Corp., Citizens Bank, N.A., HSBC Bank USA, National Association, PNC Bank, National Association, Truist Bank, U.S. Bank National Association and Wells Fargo Bank, N.A. or any of their respective affiliates, in each case in its capacity as joint lead arrangers.

“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A.

“L/C Commitment”: with respect to each Issuing Lender, on an individual basis, the amount set forth on Schedule 1.1A under the column “L/C Commitment” or such other amount as such Issuing Lender and the Borrower may agree from time to time; provided that at no time shall the aggregate amount of the L/C Commitments exceed $75,000,000. For the avoidance of doubt, to the extent an Issuing Lender and the Borrower agree to such other higher amount, the L/C Commitments of each other Issuing Lender shall be adjusted automatically on a pro rata basis as required to account for such adjustments agreed to from time to time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. The L/C Obligations in respect of any Letter of Credit in a Designated Foreign Currency shall be deemed for the purposes of calculating the Available Commitments and similar amounts from time to time and commitment fees and Letter of Credit and fronting fees to be equal to the Dollar Equivalent of the amount of such Designated Foreign Currency as at the date of issuance thereof, and such Dollar Equivalent shall be thereafter re-calculated by the Issuing Lender from time to time in its discretion (but no less often than quarterly); any such determination by the Issuing Lender of any such Dollar Equivalent amount shall be conclusive and binding on the other parties hereto in the absence of manifest error.

“L/C Participants”: the collective reference to all the Lenders other than the applicable Issuing Lender.

“Lender-Related Person”: as defined in Section 10.5(c).

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes and any amendment, restatement, amendment and restatement, replacement, waiver, supplement or other modification to any of the foregoing.

“Material Acquisition”: any acquisition of assets or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves payment of total consideration by the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the material provisions of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Material Subsidiary”: any Subsidiary of the Borrower that either (i) holds assets having a total book value of greater than five percent (5%) of the total assets held by the Borrower and its Subsidiaries, taken as a whole (as determined as of the end of the fiscal quarter immediately preceding the date of determination and for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b)), or (ii) has revenues representing greater than five percent (5%) of total revenues of the Borrower and its Subsidiaries, taken as a whole (for the period of four consecutive fiscal quarters most recently ended at or prior to such time and for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b)); provided that (x) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (y) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10% of the total assets attributable to the Borrower and its Subsidiaries taken as a whole (as determined as of the end of the fiscal quarter immediately preceding the date of determination and for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b)) or 30% of the revenue of the Borrower and its Subsidiaries, taken as a whole (for the period of four consecutive fiscal quarters most recently ended at or prior to such time and for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b)), then, in each case, one or more of such Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the total assets held by the Borrower and its Subsidiaries taken as a whole) shall be included as Material Subsidiaries to the extent necessary to eliminate such excess. Any determination of whether a Subsidiary is a Material Subsidiary shall be made on the date of the delivery of the relevant Compliance Certificate pursuant to Section 6.2(a).

“Moody’s”: as defined in the definition of “Cash Equivalents.”

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or a Commonly Controlled Entity makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Non-Consenting Lender”: as defined in Section 2.18(b).

“Non-Excluded Taxes”: as defined in Section 2.13(a).

“Non-U.S. Lender”: as defined in Section 2.13(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations to the extent such Loans or Reimbursement Obligations remain outstanding and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Operating Expense Initiatives”: as defined in the definition of “Consolidated EBITDA.”

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Payment”: as defined in Section 9.12.

“Payment Notice”: as defined in Section 9.12.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any employee pension benefit plan within the meaning of Section 3(2) of ERISA (excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or a Commonly Controlled Entity and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens”:

(a) Liens for taxes, assessments or governmental charges (i) not yet due or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect or (ii) that are being contested in good faith by appropriate proceedings; provided that adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory or common law Liens of landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(d) deposits to secure the performance of bids, trade contracts, governmental contracts (other than for borrowed money), leases, statutory obligations, surety, customs and appeal bonds, performance bonds and guarantees and other obligations of a like nature (including those required or requested by any Governmental Authority), and earnest money deposits to secure obligations under purchase agreements;

(e) leases, subleases, easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances and minor title defects that do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) any interest or title of a licensor or sublicensor of Intellectual Property or any lessor or sublessor under any license or sublicense agreement (including software and other technology licenses) or lease or sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business;

(g) Liens arising from precautionary UCC (or other similar recording or notice statutes) financing statement filings;

(h) Liens in favor of (i) a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) incurred in the ordinary course of business or arising pursuant to such banking institution’s general terms and conditions or (ii) a collection bank arising under Section 4-210 of the UCC on the items in the course of collection;

(i) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a transaction permitted under this Agreement and Liens in connection with escrow arrangements for the proceeds of Indebtedness intended to finance an acquisition (or refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith) and related costs and expenses (including any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof);

(j) ground leases in respect of real property on which facilities owned or leased by the Borrower and any of its Subsidiaries are located;

(k) interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) Liens that are contractual rights of set-off or rights of pledge or otherwise attaching to the applicable deposit or pooled accounts (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries; and

(m) Liens in favor of the United States of America, any state thereof or any foreign government, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments.

“Permitted Sale Leaseback”: any sale-leaseback transaction consummated by the Borrower or any of its Subsidiaries after the Closing Date; provided that, at the time of the consummation of such sale-leaseback transaction, the aggregate amount of net cash proceeds received from all such sale-leaseback transactions, plus the aggregate principal amount (without duplication) of obligations secured by Liens incurred pursuant to Section 7.3(l) and aggregate principal amount (without duplication) of all Indebtedness incurred pursuant to Section 7.2(o), do not exceed the greater of (i) $1,174,500,000 and (ii) 15% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale-leaseback transaction for which financial statements have been delivered pursuant to Section 6.1, calculated on a Pro Forma Basis; provided, further, that any such sale-leaseback transaction not among the Borrower or its Subsidiaries must be consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Subsidiary.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis”: with respect to any calculation required by the terms of this Agreement to be made on a Pro Forma Basis, that such calculation shall be made after taking into account (a) any Specified Transaction, (b) any Operating Expense Initiative and (c) any repayment, redemption, repurchase, retirement, defeasance, discharge or incurrence of Indebtedness that has occurred on or by such time, as though such Specified Transaction, Operating Expense Initiative, repayment, redemption, repurchase, retirement, discharge or incurrence had occurred at or prior to such date or on the first day of such period, as the case may be, including pro forma adjustments arising out of events attributable to or actions taken in connection with such Specified Transaction, Operating Expense Initiative or such repayment, redemption, repurchase, retirement, defeasance, discharge or incurrence of Indebtedness; provided that, at the time of any calculation of Consolidated Net Income, any repayment, redemption, repurchase, retirement, defeasance or discharge of Indebtedness expected to be made within 10 Business Days of the sale of any Subsidiary or line of business that is or becomes accounted for as a discontinued operation because it is being held for sale with the net cash proceeds of the sale of such asset shall be reflected for the purpose of any compliance or ratio test as if such prepayment had occurred on the first day of the applicable period (it being understood that if such prepayment is not made within such 10 Business Day period, then Consolidated Net Income shall be recalculated at such time without giving effect to such prepayment). Upon giving effect to a Specified Transaction on a “Pro Forma Basis,” (i) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such Specified Transaction (or any other transaction that occurred during the relevant period) shall be deemed to have been incurred as of the first day of the relevant period; (ii) income statement items (whether positive or negative) and Consolidated EBITDA attributable to all property acquired in such Specified Transaction or to the investment constituting such Specified Transaction, as applicable, shall be included as if such Specified Transaction has occurred as of the first day of the relevant period; (iii) income statement items (whether positive or negative) and Consolidated EBITDA attributable to all property disposed of in any Specified Transaction (including any income statement items attributable to disposed abandoned or discontinued operations), shall be excluded as if such Specified Transaction has occurred as of the first day of the relevant period; (iv) such other pro forma adjustments which would be permitted or required by Regulations S-K and S-X under the Securities Act of 1933, as amended, shall be taken into account (in addition to any adjustments permitted pursuant to any applicable financial definition or test); and (v) assets acquired or disposed of in connection with a Specified Transaction occurring after the most recent balance sheet date for which financial statements have been delivered pursuant to Section 6.1(b) will be treated as if acquired or disposed of as of such date. For the purposes of any such calculation, if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable period, the actual interest may be used for the applicable portion of such period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or a Subsidiary may designate.

“Proceeding”: any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, § 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.19.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation S-X”: Regulation S-X of the Securities Act of 1933, as amended from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reimbursement Percentage”: as defined in Section 3.5.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period has been waived.

“Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

“RFR”: for any RFR Loan denominated in Dollars, Daily Simple SOFR.

“RFR Business Day”: for any Loan, a U.S. Government Securities Business Day.

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR (solely to the extent applicable following the implementation of a Benchmark Replacement pursuant to Section 2.10).

“S&P”: as defined in the definition of “Cash Equivalents.”

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) other sanctions authority with jurisdiction over the Borrower.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR.”

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions (i) between the Borrower and any Lender or Affiliate thereof and (ii) at the option of the Borrower (which shall be exercised in the Borrower’s sole discretion), between any Subsidiary (including Foreign Subsidiaries) with any Lender or Affiliate thereof, provided that the Borrower shall be deemed to have designated all such agreements existing on the Closing Date to be Specified Cash Management Agreements.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into (i) by the Borrower and any Lender or Affiliate thereof at the time of entering into such Swap Agreement and (ii) at the option of the Borrower (which shall be exercised in the Borrower’s sole discretion), by any Subsidiary (including Foreign Subsidiaries) and any Lender or Affiliate thereof; provided that the Borrower shall be deemed to have designated all such agreements existing on the Closing Date to be Specified Swap Agreements.

“Specified Transaction”: any (a) Material Acquisition or Material Disposition and (b) investment that results in a Person becoming a Subsidiary of the Borrower (which, for purposes hereof, shall be deemed to also include (1) the merger, consolidation, liquidation or similar amalgamation of any Person into the Borrower or any of its Subsidiaries, and (2) the transfer of all or substantially all of the assets of a Person to the Borrower or any of its Subsidiaries) or (d) the proposed incurrence of Indebtedness or other action in respect of which compliance with any financial ratio or determination of any amount is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Spot Rate of Exchange”: with respect to any Designated Foreign Currency, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such Designated Foreign Currency on the Telerate System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London); provided that, if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC”: as defined in Section 10.19.

“Swap”: any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR.

“Term Benchmark Loan”: a Loan bearing interest based on a Term Benchmark.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans under the Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term SOFR Determination Day”: as defined in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date”: the fifth anniversary of the Closing Date, subject to the extension thereof pursuant to Section 2.18.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Term Benchmark Loan (or, solely to the extent applicable following the implementation of a Benchmark Replacement pursuant to Section 2.10, an RFR Loan).

“UCC”: the New York UCC or Uniform Commercial Code under any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”: the United States of America.

“Unrestricted Cash”: cash and Cash Equivalents that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any Subsidiary.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime”: as defined in Section 10.19.

“Withholding Agent”: the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) To the extent that any provision hereof requires (x) compliance with any financial ratio or test, including the Consolidated Leverage Ratio, (y) the absence of any Default or Event of Default (or any type of Default or Event of Default) or (z) compliance with any cap expressed as a percentage of Consolidated EBITDA, total assets or Consolidated Total Assets as a condition to (1) the consummation of any transaction in connection with any acquisition or permitted investment, (2) the incurrence of any Indebtedness (and any Liens related thereto) incurred to finance, or in connection with, such acquisition or similar permitted investment, or (3) the incurrence of any Indebtedness (and any Liens related thereto) incurred to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness permitted by this Agreement, the determination of whether the relevant provision is satisfied may be made, at the election of the Borrower: (A) in the case of any acquisition or similar permitted investment, either (I) at the time of the execution of the definitive agreement with respect to the relevant acquisition or investment or (II) at the time of the consummation of the relevant acquisition or investment, in either case after giving effect to the acquisition and any related Indebtedness and Liens on a Pro Forma Basis or (B) in the case of any Indebtedness (or any liens related thereto) incurred to finance or in connection with such acquisition or similar investment (in each case or to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness in connection therewith), either (I) at the time of entry into the commitment for such Indebtedness, (II) at the time the Borrower delivers notice to refinance, replace, modify, repay, redeem, refund, renew or extend such Indebtedness or (III) at the time of the incurrence of such Indebtedness or Liens, in each case as applicable and after giving effect to the relevant Indebtedness, Liens and any related acquisition on a Pro Forma Basis or (C) in the case of any Indebtedness (or any liens related thereto) incurred to refinance, replace, modify, repay, redeem, refund, renew or extend Indebtedness permitted by this Agreement, either (I) at the time of entry into the commitment for such Indebtedness, (II) at the time the Borrower delivers irrevocable notice to refinance, replace, modify, repay, redeem, refund, renew or extend the Indebtedness being refinanced, replaced, modified, repaid, redeemed, refunded, renewed or extended or (III) at the time of the incurrence of such Indebtedness or Liens, in each case as applicable and after giving effect to the relevant Indebtedness, Liens and any related acquisition on a Pro Forma Basis.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

1.4 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified by Type (e.g., a “Term Benchmark Borrowing”).

1.5 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.10(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower in Dollars from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the L/C Obligations then outstanding does not exceed the amount of such Lender’s Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

(b) The Borrower may from time to time elect to increase the Commitments (a “Commitment Increase”) in a minimum amount of $5,000,000 or such lower amount if such amount represents all remaining availability under the limit set in this Section 2.1(b) so long as, after giving effect thereto, the aggregate amount of the Commitment Increases does not exceed $750,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or extend Commitments, as the case may be, provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. Increases and new Commitments created pursuant to this clause shall become effective on the date agreed by the Borrower, the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld) and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender), shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section 5.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) after giving effect to such Commitment Increase, subject to Section 1.2(e), the Borrower shall be in compliance with Section 7.1, and (iii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date under Section 5.1(e) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Term Benchmark Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.14 if the deemed payment occurs other than on the last day of the related Interest Periods. For the avoidance of doubt, no Existing Lender will be required to provide any Commitment Increase and the Borrower shall have no obligation to offer any Existing Lender the opportunity to provide any commitment for any Commitment Increase.

(c) The Borrower shall repay all outstanding Loans on the Termination Date.

2.2 Procedure for Loan Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans (provided that any such notice of borrowing of Term Benchmark Loans on the Closing Date, which notice may be subject to one or more conditions precedent including completion or occurrence of a transaction or event, such as an acquisition or refinancing, which conditions precedent (if any) shall be stated in the notice, may be given not later than 12:00 Noon, New York City time two U.S. Government Securities Business Days prior to the proposed borrowing), or (b) on the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor; provided that, if such notice is submitted through an Approved Borrower Portal, the signature requirement may be waived at the sole discretion of the Administrative Agent. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the actual amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans of the Facility, in whole or in part, without premium or penalty, upon notice, which notice may be subject to one or more conditions precedent, including completion or occurrence of a transaction or event, such as an acquisition or refinancing, which conditions precedent (if any) shall be stated in the notice, delivered to the Administrative Agent (i) no later than 11:00 A.M., New York City time, three U.S. Government Securities Business Days prior thereto, in the case of Term Benchmark Loans, (ii) no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, and (iii) no later than 11:00 A.M. New York City time, five RFR Business Days prior thereto, in the case of RFR Loans (solely to the extent applicable following the implementation of a Benchmark Replacement pursuant to Section 2.10), which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans or ABR Loans and which notice may, at the Borrower’s election, be subject to one or more conditions, provided the Borrower shall compensate each

Lender for any additional amounts required pursuant to Section 2.14 suffered as a result of the revocation of any conditional notice; provided that, if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.6 Conversion and Continuation Options. The Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under the Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(a) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan under the Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7 Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Term Benchmark Tranches shall be outstanding at any one time.

2.8 Interest Rates and Payment Dates.

(a) (i) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR determined for such day plus the Applicable Margin and (ii) each RFR Loan (solely to the extent applicable following the implementation of a Benchmark Replacement pursuant to Section 2.10) shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.8 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the Facility plus 2% (or, in the case of any such other amounts that do not relate to the Facility, the rate then applicable to ABR Loans under the Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.8 shall be payable from time to time on demand.

2.9 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.10 Inability to Determine Interest Rate. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.10, if prior to the commencement of any Interest Period for a Term Benchmark Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective and (B) if any borrowing request requests a Term Benchmark Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.10), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for any affected Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for an affected Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.11 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Applicable Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in

reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the Facility, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender (which shall, for the avoidance of doubt, include any Issuing Lender) with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Term Benchmark Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for in each case Non-Excluded Taxes and Other Taxes, which are covered by Section 2.13, changes in the rate or basis of imposition of tax imposed on or measured by the net income of such Lender, franchise taxes in lieu of such net income taxes and branch profits taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted Term SOFR; or

(iii) shall impose on such Lender any other condition affecting this Agreement;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender or to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender, or such corporation for such reduction; provided that the Borrower shall not be required to pay additional amounts to compensate any Lender (i) any Non-Excluded Taxes or Other Taxes, which are covered by Section 2.13 or (ii) any change in the rate or basis of imposition of applicable taxes imposed on or measured by net income, franchise taxes in lieu of such net income taxes and branch profits taxes.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented; provided that the protection of this Section 2.12(c) shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for Lenders affected thereby to comply therewith. No Lender shall be entitled to compensation under this Section 2.12(c) with respect to any date unless it shall have notified the Borrower that it will demand compensation pursuant to this Section 2.12(c) not more than 90 days after the date on which it shall have become aware of such incurred costs or reductions. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.12(c) if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall set forth in reasonable detail the calculation of such amounts and shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13 Taxes.

(a) All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, unless such taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, in which case (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if the taxes so withheld are any taxes other than net income taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, the “Non-Excluded Taxes”) or are Other Taxes, the amounts payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes including any such taxes imposed on amounts payable under this Section 2.13) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided, further, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e), (f) or (i) of this Section 2.13, (ii) that are United States withholding taxes imposed under FATCA or (iii) that are United States withholding taxes resulting from any Requirement of Law in effect on the date the Administrative Agent or such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that the Administrative Agent or such Lender (or its assignor (if any)) was entitled, immediately prior to such designation of a new lending office or at the time of assignment, as applicable, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii); provided that the requirement to indemnify shall apply only if the Borrower is required under this Section 2.13 to pay additional amounts with respect to such Non-Excluded Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. Notwithstanding any other provision of this Section 2.13, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.13 that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f) The Administrative Agent and each Lender, in each case that is organized under the laws of the United States or a state thereof, shall, on or before the date of any payment by the Borrower under this Agreement or any other Loan Document to, or for the account of, such Administrative Agent or Lender, deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), two duly completed copies of IRS Form W-9, or successor form, certifying that such Administrative Agent or Lender is a “United States Person” (as defined in Section 7701(a)(30) of the Code) and that such Administrative Agent or Lender is entitled to a complete exemption from United States backup withholding tax.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of (i) any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such

Lender and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error; provided that, if it is demonstrated to the reasonable satisfaction of the Administrative Agent that any Lender has overpaid in respect of any such amounts due, the Administrative Agent shall reimburse such Lender for such overpaid amount. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) Each Lender agrees that if any form or certification it previously delivered under this Section 2.13 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(k) For purposes of this Section 2.13, the term “Lender” includes any other Issuing Lender and the term “applicable law” includes FATCA.

(l) The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement; (b) default by the Borrower in making any prepayment of or conversion from Term Benchmark Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such

Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate setting forth the calculation in reasonable detail as to any amounts payable pursuant to this Section 2.14 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.11(d), 2.11(e), 3.4, 3.5 or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.16 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or does not consent to any proposed amendment, supplement, modification, consent, or waiver of this Agreement or any other Loan Document requested by the Borrower which requires the consent of (i) each Lender affected thereby or (ii) all the Lenders (including such Lender’s consent) and which has been consented to by the Required Lenders, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and Section 2.13, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment does not conflict with any Requirement of Law, (ii) the Borrower shall be liable to the assigning Lender under Section 2.14 if any Term Benchmark Loan owing to such assigning Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iii) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, (iii) if the assignee is not already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (iv) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (v) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments and (vi) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. No action by or consent of the replaced Lender shall be necessary in connection with such removal or assignment, which shall be immediately and automatically effective upon payment of such purchase price and the receipt of such purchase price by such replaced Lender shall be deemed to be an execution of an Assignment and Assumption by such replaced Lender and the assignee in compliance with Section 10.6 and the provisions set forth in Exhibit C hereto shall apply mutatis mutandis in regard to such assignment effected hereby. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.17 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;

(b) the Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Aggregate Exposure Percentages but only to the extent the sum of all non-Defaulting Lenders’ Aggregate Exposure Percentages plus such Defaulting Lender’s L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Aggregate Exposure Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Aggregate Exposure Percentage.

2.18 Extension of Termination Date.

(a) At least 30 days but not more than 60 days prior to any anniversary of the Closing Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration; provided that no more than two such requests may be made after the Closing Date. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to such anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Borrower not later than 15 days prior to such anniversary date of the decision of each Lender regarding the Borrower’s request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.18, subject to the satisfaction of the conditions set forth in Section 5.2(a) and Section 5.2(b), the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.18, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.18, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.18 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.18 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.13, 2.14 and 10.5 shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.18, the Borrower may arrange for one or more Consenting Lenders or other assignees to acquire and assume (and such Non-Consenting Lender hereby agrees to assign in accordance with the terms set forth in this clause (c) (including the last sentence hereof)), effective as of the Extension Date, any Loans and its Commitment and other obligations under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such assignee as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such assignee shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or assignee shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment; and

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender;

provided further that such Non-Consenting Lender’s rights under Sections 2.13, 2.14 and 10.5 shall survive such substitution as to matters occurring prior to the date of substitution. On or prior to any Extension Date, (A) each such assignee, if any, shall have delivered to the Borrower and the Administrative Agent an Assignment and Assumption or such other agreement acceptable to the Borrower and the Administrative Agent, duly executed by such assignee and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitment. Upon execution and delivery of the documentation pursuant to the foregoing clauses (A) and (B) and the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, as of the Extension Date, each such Non-Consenting Lender shall be deemed to have assigned all of its rights and obligations under this Agreement (including all of its Commitment and the Loans at the time owing to it) to one or more such Consenting Lenders or assignees as designated by the Administrative Agent, and such Consenting Lenders and assignees shall be substituted for each such Non-Consenting Lender under this Agreement and shall be Lenders for all purposes of this Agreement, in each case without any further acknowledgment by or the consent of any Non-Consenting Lender or any other Lender, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.18) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date have consented in writing to a requested extension (whether by execution or delivery of an Assignment and Assumption or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and, subject to the satisfaction of the conditions set forth in Section 5.2 (including the representations and warranties set forth in Section 4) and (b), the Termination Date then in effect shall be extended for the one-year period as described in subsection (a) of this Section 2.18, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each assignee for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such assignee.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower and its Subsidiaries and with the Borrower as the applicant on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) its L/C Obligations would exceed its L/C Commitment, (ii) the aggregate amount of L/C Obligations would exceed the aggregate amount of L/C Commitments or (iii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or in any Designated Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date (unless, in the case of this clause (ii), on or prior to such date, such Letter of Credit is cash collateralized or backstopped in an amount and on terms reasonably acceptable to the applicable Issuing Lender), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). If the Administrative Agent notifies the Borrower at any time that the amount of all L/C Obligations denominated in Designated Foreign Currencies at such time causes the L/C Commitment of any Issuing Lender or the aggregate L/C Commitment to exceed an amount equal to 105% of the L/C Commitment of such Issuing Lender or the aggregate L/C Commitment then in effect, then, within five Business Days after receipt of such notice, the Borrower shall cash collateralize Letters of Credit in an aggregate amount sufficient to reduce such amount as of such date to an amount not to exceed 100% of the L/C Commitment of such Issuing Lender or the aggregate L/C Commitment then in effect then in effect, as applicable; provided that such cash collateral shall be promptly released if the circumstances giving rise to the need for it to be provided no longer apply.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Lender) an Application therefor (with a copy to the Administrative Agent), completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the

Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Facility, which fee shall be shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date. Such fees shall be payable in Dollars.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand (which demand, in the case of any demand made in respect of any draft under a Letter of Credit denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with Section 3.5) at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average NYFRB Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 5:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Designated Foreign Currency, upon notice by the Issuing Lender to the Borrower, such payment shall be made in Dollars from and after the date on which the amount of such payment shall have been converted into Dollars at the Spot Rate of Exchange on such date of conversion, which date of conversion may be any Business Day after the Business Day on which such payment is due) and in immediately available funds. Any conversion by the Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Section 3.5 shall be conclusive and binding upon the other parties hereto in the absence of manifest error; provided that upon the request of the Borrower, the Issuing Lender shall provide to the Borrower a certificate including reasonably detailed information as to the calculation of such conversion. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c); provided that, if any such amount is denominated in a Designated Foreign Currency for any period, such interest shall be payable at the rate charged by the Issuing Lender for reimbursement of overdue obligations in such Designated Foreign Currency owing by account parties with similar credit profiles to that of the Borrower; provided, further, that if any reimbursement is required to be paid in respect of a Letter of Credit denominated in Dollars, and such reimbursement is not made in accordance with this Section 3.5, the Borrower shall be deemed to have requested an extension of credit in an equivalent amount of such owed reimbursement (provided such request would not result in the Total Extensions of Credit at such time exceeding Total Commitments) and provided, further, that if any reimbursement is required to be paid in respect of a Letter of Credit denominated in any Designated Foreign Currency, and such reimbursement is not made in accordance with this Section 3.5, the Borrower shall be deemed to have requested an extension of credit in an equivalent amount of such owed reimbursement, which amount shall have been converted into Dollars at the Spot Rate of Exchange on the date of conversion, which dated of conversion may be any Business Day after the Business Day on which such payment is due (provided such request would not result in the Total Extensions of Credit at such time exceeding Total Commitments) to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan. If the Borrower fails to make such reimbursement when due, the Administrative Agent shall notify each Lender of the applicable disbursement, the payment then due from the Borrower in respect thereof and such Lender’s share thereof based on the Applicable Percentages (the “Reimbursement Percentage”). Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Reimbursement Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.2 hereof with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the relevant Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from such Lenders.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit under the Existing Credit Agreement that is outstanding on the Closing Date, effective as of the Closing Date and without any further action by the Borrower, shall be deemed a Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof and each Lender’s Applicable Percentage of the L/C Obligations then outstanding shall be adjusted to reflect and correspond to the Commitments hereunder after giving effect to the occurrence of the Closing Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2021, December 31, 2022 and December 31, 2023, and the related consolidated statements of operations and of cash flows for the year ended December 31, 2021, the year ended December 31, 2022, and the year ended December 31, 2023, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since December 31, 2023, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Borrower and its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law; except, in each case other than clause (a), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and to obtain extensions of credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except as has already been obtained. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except those to which waivers or consents have been obtained or to the extent the violation of such material Requirement of Law would not reasonably be expected to have a Material Adverse Effect) of any Group Member.

4.6 Litigation. Except as disclosed on Schedule 4.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging any Intellectual Property owned by any Group Member, which would reasonably be expected to have any Material Adverse Effect. The conduct of the business by each Group Member does not infringe the rights of any Person, and, to its knowledge, each Group Member’s Intellectual Property is not being infringed by any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect.

4.9 Taxes. Each Group Member has filed or caused to be filed all Federal, state, and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than taxes not yet due and payable or being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member and except, in each case, where failure to do so would not reasonably be expected to have a Material Adverse Effect).

4.10 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. The Borrower is not principally engaged in the business of extending credit for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board.

4.11 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation under the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all material payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.12 ERISA. (a) No Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (b) no Lien has been imposed upon the Borrower under Section 303(k) of ERISA or Section 430(k) of the Code, (c) no material liability has been incurred, or is reasonably likely to be incurred, by the Borrower or a Commonly Controlled Entity under Title IV of ERISA (other than for premiums to the PBGC), and (d) there has been no “prohibited transaction” or violation of the fiduciary responsibility rules under Title I of ERISA or the Section 4975 of the Code with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.13 Investment Company Act. The Borrower is not required to register as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.14 Use of Proceeds. The proceeds of the Loans shall be used to repay amounts outstanding under the Existing Credit Agreement (including to pay related fees and expenses) and for working capital or general corporate purposes of the Borrower and its Subsidiaries, including the funding of acquisitions and investments, payment of capital expenditures and the repurchase of shares. The Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries.

4.15 Accuracy of Information, etc. No statement or information (other than projections or pro forma financial information) contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which such information was provided. The projections and pro forma financial information, if any, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information, if any, as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.16 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary or (b) to the knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any Subsidiary, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.17 EEA Financial Institutions. The Borrower is not an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2021, 2022 and 2023 fiscal years and (ii) unaudited interim consolidated financial statements for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(c) [Reserved.]

(d) Fees. The Lenders, the Administrative Agent, the arrangers and counsel to the Administrative Agent and the arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least three Business Days prior to the Closing Date or such later time as may be reasonable under the circumstances, but at least one Business Day prior to the Closing Date, on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower certified by the relevant authority of its jurisdiction of organization and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(f) Legal Opinions. The Administrative Agent shall have received (i) a customary legal opinion of Sullivan & Cromwell LLP, counsel to the Borrower and its Subsidiaries, and (ii) a customary legal opinion of internal counsel of the Borrower, in each case, covering such matters incident to the transaction contemplated herein as the Administrative Agent may reasonably request.

(g) Existing Credit Agreement. (i) The Administrative Agent shall have received satisfactory evidence that all accrued interest and fees payable under the Existing Credit Agreement has been or concurrently with the Closing Date is being paid in full (it being understood that each Existing Lender that is not a Lender under this Agreement, if any, shall also be paid its aggregate outstanding principal amount of Loans under the Existing Credit Agreement and its Commitments under the Existing Credit Agreement shall be terminated); and (ii) each Lender shall advance such sums to the Administrative Agent to forward to other applicable Lenders and the risk participations of the Lenders in outstanding Letters of Credit shall be adjusted as shall be necessary in order that, after giving effect to all such payments and adjustments, such Loans and risk participations in Letters of Credit will be held by all the Lenders ratably in accordance with their Aggregate Exposure Percentages after giving effect to the effectiveness of this Agreement.

(h) KYC. The Administrative Agent and the Lenders shall have received all documentation and other information about the Borrower as has been reasonably requested at least 10 Business Days prior to the Closing Date that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act. At least five days prior to the Closing Date, if the Borrower or any Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification in relation to the Borrower or such Subsidiary.

(i) Payoff. The Administrative Agent shall have received satisfactory evidence that prior to or substantially concurrently with the Closing Date, the Borrower shall have prepaid in full all Loans and terminated all Commitments under the Existing Credit Agreement and any security interests and guarantees in connection therewith shall be terminated and/or released.

(j) Trustee Acknowledgement and Release. The Administrative Agent shall have received satisfactory evidence that prior to or substantially concurrently with the Closing Date, the Borrower shall have received an executed counterpart to that certain trustee acknowledgement of release of guarantors by U.S. Bank Trust Company National Association (as successor-in-interest to U.S. Bank National Association), as trustee under (i) that certain indenture, dated as of June 22, 2020, (ii) that certain indenture, dated September 28, 2020 and (iii) that certain indenture, dated as of June 18, 2021.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (unless such representations and warranties are already so qualified in which case, such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date unless such representation relates solely to an earlier date, in which case such representation shall be true and correct as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice of Borrowing. The Administrative Agent shall have received a notice of Borrowing in accordance with Section 2.2.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit which have been cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Lender thereof) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than pursuant to any indemnity or reimbursement obligations, Specified Swap Agreement or Specified Cash Management Agreement), the Borrower shall and shall (where specified) cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for distribution to the Lenders:

(a) as soon as available, but in any event (i) within 90 days after the end of each fiscal year of the Borrower or (ii) if the Borrower has been granted an extension by the SEC permitting the late filing by the Borrower of any Annual Report on Form 10-K the earlier of (x) 120 days after the end of each fiscal year of the Borrower or (y) the last day of any such extension, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than, in each case, any qualification or exception solely with respect to, or resulting solely from, the impending maturity date of any Indebtedness, including under this Agreement), by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event (i) not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or (ii) if the Borrower has been granted an extension by the SEC permitting the late filing by the Borrower of any Quarterly Report on Form 10-Q the earlier of (x) 60 days after the end of the relevant fiscal quarter or (y) the last day of any such extension, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated condensed statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except, in the case of unaudited financials, for the absence of footnotes) consistently throughout the periods reflected therein and with prior periods. Reports or financial information required to be delivered pursuant to this Section 6.1 (to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower has filed such report or financial information through the SEC’s Electronic Data Gathering, Analysis and Retrieval System or posted such report or financial information or provides a link thereto on the Borrower’s website on the internet. Notwithstanding the foregoing, the Borrower shall deliver paper copies of any report or financial statement referred to in this Section 6.1 to any Lender if the Administrative Agent, on behalf and upon the reasonable request of such Lender, requests the Borrower to furnish such paper copies.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for distribution to the Lenders:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate signed by a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing, except as specified in such certificate and (ii) containing all information and calculations necessary for determining compliance by the Borrower with the covenant set forth in Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b) within 45 days after the end of each fiscal quarter of the Borrower other than the last fiscal quarter of the Borrower’s fiscal year, and 90 days after the end of the Borrower’s fiscal year (or, in each case, by such later date as the Borrower is required to deliver financial statements pursuant to Section 6.1(a) or 6.1(b), as applicable), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that this requirement shall be deemed satisfied on delivery of the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, which is in compliance with the Securities Exchange Act of 1934, as amended, and Regulation S -X (which may be delivered in the same manner provided for in Section 6.1);

(c) promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities, and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC (which may be delivered in the same manner provided for in Section 6.1); and

(d) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including taxes) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, or where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce in accordance with its internal business practices, policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities from which financial statements in conformity with GAAP can be prepared, in each case in all material respects, and (b) following reasonable advance notice, permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records (but in such a manner so as not to unreasonably interfere with the normal business operations of any Group Member) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants during normal business hours not more than one time per fiscal year, or if an Event of Default then exists, as often as reasonably requested.

6.6 Notices. Promptly give notice to the Administrative Agent for distribution to the Lenders:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default under any material Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member that would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as practicable and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to, or a failure to make any minimum required contribution to, a Pension Plan, a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or a determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and, in each case, that would reasonably be expected to result in a Material Adverse Effect; (ii) the imposition of a Lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (iii) any withdrawal from, or Insolvency of, any Multiemployer Plan, or (iv) the institution by the PBGC of proceedings to terminate a Pension Plan; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.7 Subsidiary Guarantee.

(a) Each Domestic Subsidiary that guarantees Indebtedness of the Borrower of the type contemplated by clauses (a) and (c) of the definition thereof in an aggregate principal amount of $150,000,000 or more will guarantee the Obligations under the Facility pursuant to documentation reasonably satisfactory to the Administrative Agent within 60 days of the incurrence of such guarantee (or such longer period as may be agreed by the Administrative Agent).

(b) In the event that the conditions set forth in clause (a) that would require such Domestic Subsidiary to provide a guarantee of the Obligations under the Facility do not apply, or, after giving effect to any substantially concurrent transactions, including repayment of Indebtedness or the release of a guaranty, will not apply, such Domestic Subsidiary shall be automatically released from its obligations hereunder and under any other Loan Documents without further required action by any Person (and the Administrative Agent and the Borrower shall be authorized to amend, modify or terminate any Loan Document to reflect such release).

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit which have been cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Lender thereof) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than pursuant to any indemnity or reimbursement obligations, Specified Swap Agreement or Specified Cash Management Agreement), the Borrower shall not:

7.1 Financial Condition Covenant. Permit the Consolidated Leverage Ratio, calculated as at the end of any fiscal quarter for the period of four consecutive fiscal quarters of the Borrower then ended, on a Pro Forma Basis, to exceed (x) 4.00 to 1.00, or (y) 4.50 to 1.00 for any fiscal quarter during any Acquisition Step-Up Period, calculated as at the end of any fiscal quarter ending during any Acquisition Step-Up Period; provided that that there shall be no more than two Acquisition Step-Up Periods after the Closing Date and each Acquisition Step-Up Period shall be separated by at least two calendar quarters.

7.2 Indebtedness. Permit any of its Subsidiaries to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) to the extent any Subsidiary provides a guarantee of the Obligations, Indebtedness of such Subsidiary pursuant to any Loan Document or any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

(b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(c) Guarantee Obligations (i) incurred in the ordinary course of business by any Subsidiary of obligations of the Borrower or any Subsidiary or (ii) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

(e) Indebtedness (including, Capital Lease Obligations, industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financings) and purchase money obligations (including obligations in respect of mortgage or other similar financings) to finance the purchase, repair or improvement of fixed or capital assets or real or personal property secured by Liens permitted by Section 7.3(e) in an aggregate principal amount not to exceed, as at the date of any incurrence thereof, the greater of (i) $391,500,000 and (ii) 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries as at the end of the fiscal quarter most recently ended at or prior to such time and for which financial statements are available, calculated on a Pro Forma Basis;

(f) Indebtedness in respect of standby or performance letters of credit, trade letters of credit, surety bonds, security deposits or other performance guarantees in each case incurred in the ordinary course of business;

(g) Indebtedness of any Person that becomes a Subsidiary after the date hereof and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest); provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) [reserved];

(i) Indebtedness incurred in respect of bank guarantees issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;

(j) (i) Indebtedness in respect of netting services, overdraft protections, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and (ii) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days of its incurrence;

(k) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(l) Indebtedness consisting of promissory notes issued by any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of equity interests of the Borrower;

(m) Indebtedness in respect of hedging obligations (to the extent constituting Indebtedness) incurred in the ordinary course of business and not for speculative purposes;

(n) Indebtedness consisting of obligations under earnout obligations, purchase price adjustments, deferred consideration or other similar arrangements incurred by such Person;

(o) Indebtedness not otherwise permitted by this Section 7.2 so long as the aggregate amount of such Indebtedness plus the aggregate principal amount (without duplication) of obligations secured by Liens incurred pursuant to Section 7.3(l) and the aggregate amount of net cash proceeds received from all such sale-leaseback transactions pursuant to the definition of Permitted Sale Leaseback and Section 7.5 does not exceed as of the date of incurrence thereof the greater of (i) $1,174,500,000 and (ii) 15% of Consolidated Total Assets, calculated on a Pro Forma Basis, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of such Indebtedness (including any associated costs, fees, expenses, premiums and accrued but unpaid interest);

(p) Indebtedness of Foreign Subsidiaries, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof (including any associated costs, fees, expenses, premiums and accrued but unpaid interest), in an aggregate amount outstanding when incurred not to exceed the greater of (i) $103,810,000 and (ii) 7.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended at or prior to such time and for which financial statements are available, calculated on a Pro Forma Basis;

(q) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(r) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s) [reserved]; and

(t) additional Indebtedness of a Subsidiary, provided that such Subsidiary has provided a guarantee of the Obligations, or provides a guarantee of the Obligations pursuant to Section 6.7 within the time period contemplated thereby.

For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred pursuant to and in compliance with, this Section 7.2, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 7.2, the Borrower, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of this Section 7.2.

Except as provided in the following paragraph with respect to Indebtedness denominated in a foreign currency, the amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the fair market value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (A) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (B) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, calculated as described in the following sentence, does not exceed (x) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (C) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to a credit facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (I) the Closing Date, (II) any date on which any of the respective commitments under such credit facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (III) the date of such incurrence. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

7.3 Liens. Create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of the property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, to secure Indebtedness of the Borrower or a Subsidiary, unless the Borrower and each of its applicable Subsidiaries shall have made or caused to be made effective provisions whereby the Obligations under this Agreement and the other Loan Documents shall be secured equally and ratably with the Indebtedness secured by any such Lien, pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that if the Liens in respect of Indebtedness giving rise to the obligation to secure the Obligations are released as a result of repayment or refinancing of such Indebtedness or otherwise, or, after giving effect to a substantially concurrent transaction, including repayment or refinancing of such Indebtedness, will be released, the Liens securing the Obligations shall be automatically released, without further required action by any Person (and the Administrative Agent and the Borrower shall be authorized to amend, modify or terminate any Loan Document and execute releases and terminations, in connection therewith). Notwithstanding the above, the Borrower and its Subsidiaries shall be entitled to create, incur, assume or suffer to exist any of the following:

(a) Liens in existence on the date hereof listed on Schedule 7.3(a), securing Indebtedness permitted by Section 7.2(d), or any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of such Indebtedness, provided that (i) no such Lien is spread to cover any additional property after the Closing Date other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2(d), and (B) proceeds and products thereof and (ii) the refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.2(d);

(b) Liens securing Indebtedness incurred in respect of performance bonds, completion guarantees, surety bonds, bankers’ acceptances, letters of credit or other similar bonds, instruments or obligations to secure obligations, including Indebtedness evidenced by letters of credit issued to support the insurance or self-insurance obligations (including to secure workers’ compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed;

(c) Liens in favor of the Borrower securing Indebtedness permitted by Section 7.2(b);

(d) Liens securing Guarantee Obligations permitted by Section 7.2(c), other than in respect of Indebtedness for borrowed money;

(e) Liens securing Indebtedness of the Borrower or any other Subsidiary (in the case of a Subsidiary, incurred pursuant to Section 7.2(c)) to finance the acquisition of fixed or capital assets or real or personal property, provided that (i) such Liens shall be created within 270 days after the acquisition, repair, replacement or improvement of such fixed or capital assets or real or personal property, (ii) such Liens (other than in the case of Liens securing industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financings, in which case Liens may encumber such property as may be permitted under the terms of such financings) do not at any time encumber any property other than the property financed by such Indebtedness, replacements, additions and accessions thereto and the proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased;

(f) any Lien existing on any property or asset at the time of acquisition thereof by the Borrower or any of its Subsidiaries, Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or a Subsidiary or Liens existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or to secure Indebtedness permitted pursuant to Section 7.2(g); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any of its Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof not to exceed the outstanding principal amount thereof together with associated costs, fees, expenses, premiums and accrued but unpaid interest;

(g) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent such Indebtedness is permitted hereunder;

(h) Liens on cash or Cash Equivalents securing reimbursement obligations of the Borrower under letters of credit incurred in the ordinary course of business;

(i) Liens securing hedging obligations not incurred for speculative purposes;

(j) any judgment Lien not constituting an Event of Default under Section 8.1(h);

(k) Liens securing Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l) Liens not otherwise permitted by this Section 7.3, so long as the aggregate outstanding amount of the obligations secured thereby plus the aggregate principal amount (without duplication) of all Indebtedness incurred pursuant to Section 7.2(o) and the aggregate amount of net cash proceeds received from all such sale-leaseback transactions pursuant to the definition of Permitted Sale Leaseback and Section 7.5 does not exceed as of the date of incurrence thereof the greater of (i) $1,174,500,000 and (ii) 15% of Consolidated Total Assets, calculated on a Pro Forma Basis;

(m) Liens granted by a Foreign Subsidiary (i) to the Borrower or any other Subsidiary or (ii) in respect of Indebtedness that was incurred in connection with the acquisition of such Foreign Subsidiary pursuant to an acquisition in an aggregate principal amount not to exceed as of the date of incurrence thereof, the greater of (x) $296,600,000 and (y) 20.0% of Consolidated EBITDA of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period most recently ended at or prior to such time and for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b), calculated on a Pro Forma Basis, and any refinancing, replacement, modification, repayment, redemption, refunding, renewal or extension thereof;

(n) [reserved]; and

(o) Liens securing the Obligations.

For purposes of determining compliance with this Section 7.3, (i) a Lien need not be incurred solely by reference to one category of Liens permitted under this Section 7.3, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens permitted under this Section 7.3, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 7.3. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

7.4 Fundamental Changes. With respect to the Borrower and its Subsidiaries, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole, except that the following are permitted:

(a) any Person may be merged, amalgamated or consolidated with or into the Borrower, provided that the Borrower shall be the continuing or surviving entity or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent; provided, further, that such surviving Person shall be organized under the laws of a state of the United States or the District of Columbia;

(b) any Subsidiary may be merged or consolidated with or into any other Subsidiary;

(c) (i) any Subsidiary may liquidate or dissolve or any Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower, and (ii) any Subsidiary may liquidate or dissolve if all or substantially all of its assets are transferred to the Borrower or a Subsidiary; and

(d) any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or another Subsidiary (upon voluntary liquidation or otherwise).

7.5 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member unless such arrangement is permitted under clause (e) of the definition of “Permitted Liens” or is a Permitted Sale Leaseback.

7.6 Use of Proceeds. Request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) the Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a), Section 6.6(a) or Section 7 of this Agreement; or

(d) the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) (i) the Borrower shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligations, but excluding the Loans and any Indebtedness owed to any Group Member) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any party other than the Borrower to any Indebtedness accelerates the maturity of any amount owing in respect thereof as a result of a default with respect to such Indebtedness, other than (x) secured Indebtedness permitted by Section 7.2 that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any termination event or similar event pursuant to the terms of any hedging instrument or (z) Indebtedness that is mandatorily convertible into equity interests; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $200,000,000; or

(f) (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or Insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) a Person shall engage in a “prohibited transaction” or a violation of the fiduciary responsibility rule of Title I of ERISA or Section 4975 of the Code involving any Plan, (ii) any failure to meet the minimum funding standards (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Pension Plan or any Lien shall be imposed upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, or any Pension Plan shall terminate for purposes of Title IV of ERISA, (iv) any Pension Plan shall be determined to be in “at risk” status (with the meaning of Section 430 of the Code or Section 303 of ERISA), or (v) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan or a determination that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and with respect to clauses (i) through (v) above, such events or conditions would either individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $200,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit and all such amounts deposited shall be applied to reduce the outstanding L/C Obligations. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full (excluding obligations under or in respect of Specified Swap Agreements, contingent obligations for which no claim has been made or pursuant to Specified Cash Management Agreements), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the any Group Member.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of any Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) to each Agent and Issuing Lender in its capacity as such and its officers, directors, employees, affiliates, agents, advisors, and controlling persons (each an “Agent-Related Person”), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which such payment is sought under this Section 9.7 (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, chargers and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the termination of the Agreement and payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Co-Syndication Agents and Co-Documentation Agents. The Co-Syndication Agents and Co-Documentation Agents shall have no duties or responsibilities hereunder in their capacity as such.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each arranger to the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the

Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless Section 9.11(a)(i) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in Section 9.11(a)(iv), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, each arranger of the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any arranger of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12 Erroneous Payments.

(i) Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.12 shall be conclusive, absent manifest error.

(ii) Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(iv) Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.13 Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY JOINT BOOKRUNNER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY,

“APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Subject to Section 2.10(b) and 2.10(c), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders,” consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents in any transaction not already permitted by the terms of this Agreement and the other Loan Documents or amend or modify any other provision specifying the number or percentage of Lenders required to consent or waive a matter, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.11 without the written consent of all Lenders adversely affected thereby; (v) [reserved]; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 3 or any other provision of any Loan Document that affects an Issuing Lender in its capacity as such without the written consent of the Issuing Lender or (viii) amend, modify or waive any provision of Section 2.17 without the written consent of the Issuing Lender and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other

Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon, except to the extent expressly provided therein.

Notwithstanding this Section 10.1, the Commitments of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any waiver, amendment, supplement or modification pursuant to this Section 10.1); provided that any waiver, amendment, supplement or modification of the type described in clause (i) of this Section 10.1 shall require the consent of any Defaulting Lender, to the extent directly affected thereby.

Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (b) the Borrower may enter into incremental amendments in accordance with Section 2.1 and to amend any other Loan Documents as may be appropriate in connection therewith, and such incremental amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case without any further action or consent of any other party to the Loan Documents.

Further, notwithstanding anything to the contrary contained in this Section 10.1, this Agreement may be amended to extend the maturity date of outstanding Commitments pursuant to one or more offers made from time to time by the Borrower to all the Lenders on a pro rata basis (based on the aggregate outstanding principal amount of the Commitments) and on the same terms to each such Lender, with the written consent of the Administrative Agent, the Borrowers and each of the Lenders holding Loans having an extended maturity date. Each group of Commitments so extended shall constitute a separate tranche with the same terms as the original Commitments. For the avoidance of doubt, no Lender shall be required to extend the maturity date pursuant to this paragraph.

Furthermore, notwithstanding the foregoing, the Administrative Agent and the Borrower may amend, modify or supplement any Loan Document (or enter into additional Loan Documents) and take other appropriate action without the consent of any Lender or the Required Lenders in order to (i) correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (ii) provide for guarantees of the Obligations pursuant to Section 6.7 (or otherwise, if the Borrower determines that one or more Subsidiaries will provide guarantees) and terms relating to the release of such guarantees, and to effect the release of such guarantees in accordance with Section 6.7 or as otherwise provided at the time such guarantees are provided or (iii) secure the Obligations pursuant to Section 7.3 and provide for the terms relating to the grant and release of such security interest and to effect the release of such security interests in accordance with Section 7.3 or as otherwise provided at the time such security interests are granted.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: General Counsel Facsimile: (203) 316-6245 Telephone: (203) 316-6311
with a copy to:	Gartner, Inc. 56 Top Gallant Road Stamford, CT 06904 Attention: Chief Financial Officer Facsimile: (203) 547-6031 Telephone: (203) 316-6543
Administrative Agent:

(i) if to the Administrative Agent:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

(ii) if to Issuing Lender:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: LC Agency Team

Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including by using an Approved Borrower Portal) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes; Limitation of Liability; Indemnity.

(a) Expenses. The Borrower agrees (i) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate and (ii) to pay or reimburse the Lenders and the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of counsel to the Lenders for one law firm retained by such Lenders (and, in the event of any actual conflict of interest among Lenders, one additional law firm for Lenders, subject to such conflict) and of counsel to the Administrative Agent,

(b) Taxes. The Borrower agrees to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

(c) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, any arranger, any other Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Borrower

Portal), except to the extent such Liabilities are as a result of (A) a breach by such Lender-Related Person of the confidentiality provisions set forth in Section 10.15 or (B) the gross negligence, bad faith or willful misconduct of such Lender-Related Person (it being understood and agreed that all information and materials so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein) and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 10.5(c) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(d), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) Indemnity. The Borrower agrees to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other Liabilities and expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letter of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any orders, requirements or demands of Governmental Authorities related thereto or any actual or prospective Liabilities, costs or expenses relating to any of the foregoing, whether or not such Liability, cost or expense is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and the reasonable and documented fees and expenses of legal counsel (limited to one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) to each group of affected Indemnitees similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) to the extent they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the obligations of such Indemnitee under any Loan Document and (iii) to the extent arising from any dispute solely among Indemnitees other than against any Indemnitee in its capacity or in fulfilling its role as Administrative Agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates (as determined by a final and nonappealable decision of a court of competent jurisdiction). The Borrower shall not be liable for any settlement of any action effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a final judgment in any such actions, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 10.5. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened actions in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) from all liability on claims that are the subject matter of such actions and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return promptly any and all amounts paid by the Borrower or on the Borrower’s behalf under this Section 10.5 to such Indemnitee for any such losses, claims, damages, liabilities or expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), Defaulting Lender or any Disqualified Institutions (except to the extent the Borrower has consented to such assignment to a Disqualified Institution, it being understood that the list of Disqualified Institutions shall be available to all Lenders and may be provided to Lenders through electronic communication); provided that, notwithstanding anything to the contrary, the Administrative Agent shall not have any obligation to determine whether any potential assignee is a Disqualified Institution or any liability with respect to any assignment made to a Disqualified Institution) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(C) the Issuing Lender (such consent not to be unreasonably withheld).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s

Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any natural person, Defaulting Lender or Disqualified Institutions (except to the extent the Borrower has consented to such participation to a Disqualified Institution, it being understood that the list of Disqualified Institutions shall be available to all Lenders and may be provided to Lenders through electronic communication)); provided that, notwithstanding anything to the contrary, the Administrative Agent shall not have any obligation to determine whether any potential participant is a Disqualified Institution or any liability with respect to any participation sold to a Disqualified Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.12, 2.13 and 2.14, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6 (subject to the requirements under Section 2.13(d), (e) and (f)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d), (e) and (f) as if it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(c). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits in a greater proportion than any such payment to any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits, as shall be necessary to cause such Benefitted Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be, provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amount received from, or set-off with respect to, the

Borrower shall be applied to any Excluded Swap Obligation of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or via email attachment shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of

Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any other Credit Party has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the other Credit Parties, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents;

(d) it has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from its interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower;

(e) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its affiliates or any other Person;

(g) none of the Credit Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrower or any such affiliate; and

(h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or between the Borrower and the Credit Parties.

10.14 [Reserved.]

10.15 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any other Issuing Lender or any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15 or provisions no less restrictive than those in this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. “Information” means all information received from the Borrowers or its Affiliates or its Affiliates’ directors, officers, employees, trustees or agents, relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is publicly available to the Administrative Agent, any Issuing Lender or any Lender prior to disclosure by any Group Member other than as a result of a breach of this Section 10.15 and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act or Beneficial Ownership Regulation.

10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion

Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

GARTNER, INC., as the Borrower

By:	/s/ Craig W. Safian
	Name:	Craig W. Safian
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender and Issuing Lender

By:	/s/ Kan Chen
Name: Kan Chen
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and Issuing Lender

By:	/s/ Timothy J. Waltman
Name: Timothy J. Waltman
Title: Senior Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender and Issuing Lender

By:	/s/ Brian Chung
Name: Brian Chung
Title: Senior Vice President

[Signature Page to Credit Agreement]

TD Bank, N.A., as a Lender and Issuing Lender

By:	/s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

[Signature Page to Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

[Signature Page to Credit Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ William Clossey
Name: William Clossey
Title: Senior Vice President

[Signature Page to Credit Agreement]

HSBC Bank USA, National Association, as a Lender

/s/ Jack Kelly
Name: Jack Kelly
Title: Senior Vice President #23204

[Signature Page to Credit Agreement]

PNC Bank, National Association, as a Lender

/s/ Eleanor Orlando
Name: Eleanor Orlando
Title: Vice President

[Signature Page to Credit Agreement]

Truist Bank, as a Lender

/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

/s/ Matt S. Scullin
Name: Matt S. Scullin
Title: Senior Vice President

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

/s/ Sid Khanolkar
Name: Sid Khanolkar
Title: Managing Director

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

/s/ Alex Federbusch
Name: Alex Federbusch
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

M&T BANK, as a Lender

/s/ Monika Aleksoska
Name: Monika Aleksoska
Title: Senior Vice President

[Signature Page to Credit Agreement]